PRO-FAC COOPERATIVE, INC.
BYLAWS
(as amended January 25, 2007)

Article I: Offices

Section 1. Principal Office The principal office of the Cooperative shall be located in Rochester, New York or such other place as the Board of Directors may from time to time designate.

Article II: Members

Section 1. Eligibility

          All persons, partnerships, firms, corporations, institutions and business organizations of any kind which engage in the production of agricultural products which can be marketed through the Cooperative shall be eligible for membership in the Cooperative as shall cooperative corporations of such producers.

Section 2. Application for Membership

          An applicant for membership in the Cooperative shall file with the Cooperative an application for membership in such form and containing such terms as shall be from time to time determined by the Board of Directors. Included in the application shall be a statement that the applicant agrees to (a) comply with and be bound by the terms and conditions contained in the Cooperative’s Restated Certificate of Incorporation dated August 19, 2002, as further amended and restated from time to time (the “Certificate of Incorporation”) and in these Bylaws, as further amended from time to time (the “Bylaws”); (b) purchase the required number of shares of common stock of the Cooperative as established from time to time by the Board of Directors based upon the quantity and type of agricultural products to be marketed through the Cooperative by the applicant; and (c) take into account, pursuant to Section 1385 and 1388 of the Internal Revenue Code of 1986 as amended, the stated dollar amount of any and all written notices of allocation received from the Cooperative and include such stated dollar amount in his gross income for the year in which such written notices of allocation are received.

Section 3. Approval of Application

          An application for membership may be approved by the Board of Directors as herein provided if it is determined that the approval of the application will be for the mutual benefit of the members of the Cooperative and consistent with the accomplishment of its corporate purposes.

Section 4. Membership Committee

          The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint a Membership Committee, a majority of which shall be members of the Board of Directors, each of whom shall hold office until such appointment is rescinded and a successor appointed and qualified. The Membership Committee shall have such functions and responsibilities as may be delegated by the Board of Directors, including, but not limited to, approving or rejecting applications for membership and for transfer of common stock by a member. In any case where factual information concerning the qualifications of an applicant is insufficient to determine eligibility, the matter may be referred by the Membership Committee to the Commodity Committee of the Cooperative (as described in Article VII of these Bylaws) in or near the community in which the applicant resides for report and recommendation to the Membership Committee.

Section 5. Ownership and Transfer of Common Stock

(a)
The common stock of the Cooperative shall be issued to and owned by only persons, partnerships, firms, corporations, institutions, or other business organizations of any kind engaged in the production of agricultural products (and cooperative corporations of such producers) whose application for membership has been approved and who market such agricultural products annually through the Cooperative. The term “member” shall refer to an owner of common stock of the Cooperative.

(b)	No common stock shall be transferred without the prior written consent of the Cooperative.

(c)
Upon the death of an individual member, the estate of the deceased shall continue as a member of the Cooperative solely for the purpose of winding up the affairs of the deceased until all obligations of the deceased to the Cooperative, including those under the current commodity agreement, have been performed, after which the estate shall dispose of its common stock in the manner specified in Section 7.

(d)
Upon determination by the Board of Directors that a member is no longer a producer of agricultural products which he sells to the Cooperative, then such member shall dispose of his common stock in the Cooperative in the manner specified in Section 7.

(e)
Should the Cooperative discontinue a crop, then it shall notify all members whose ownership of common stock is based upon their marketing such crop through the Cooperative and direct such members within a time specified by the Board of Directors in its discretion to sell their common stock to the Cooperative for cash at the par value thereof, plus any declared but unpaid dividends as of the date of such sale.

(f)	Should a member desire or be required by the Cooperative permanently to reduce the quantity of a crop which he sells to the Cooperative, then such member shall in the manner specified in Section 7 of this Article, dispose of such number of shares of his common stock as is necessary to bring his ownership of common shares into the proper relationship to the quantity and type of agricultural products which he markets through the Cooperative as determined by the Board of Directors.

Section 6. Expulsion

(a)
The Board of Directors, acting through its Membership Committee if it elects to do so, may expel any member of the Cooperative if it determines that such member (1) has become in default in payment of his subscription for common stock, or (2) willfully fails to comply with these Bylaws or otherwise obstructs the purposes or proper activities of Cooperative, or (3) has defaulted in his obligation under the general marketing agreement, crop agreement, or any other agreement with the Cooperative.

(b)
A member may be expelled from the Cooperative only after a hearing before the Membership Committee. The member shall be given by mail or in person at least five days’ written notice of such hearing, which indicates the intention to consider such expulsion and specifies the proposed reasons therefore. The member shall be given an opportunity to appear and be heard at such hearing. If after such hearing the Committee determines that the member should be expelled, he shall have the right to appeal the decision to the full Board of Directors. The decision of the Board of Directors in such a case shall be final

(c)	If a member is expelled as provided herein, the Cooperative shall cause written notice of such action to be mailed to the member.

(d)	A member expelled from the Cooperative under this Section shall dispose of his common stock as specified in Section 7.

Section 7. Procedure on Transfer A member who is obligated to dispose of his common stock in the Cooperative shall do so as follows:

(a)
A member shall make a reasonable effort to find another grower who is willing to purchase the common stock of such member and assume all his obligations to the Cooperative and who meets all requirements for membership in the Cooperative. The Cooperative may assist the member in finding such a grower and shall give the member a reasonable time within which to try to find such a grower.

(b)
The Cooperative shall notify the member when such reasonable time has expired, at which time the member must then promptly sell his common stock to the Cooperative for cash at the par value thereof plus any dividends thereon which have been declared but remain unpaid.

Section 8. Rights of Transferees

          No one shall become a member of the Cooperative unless an application for membership is filed in accordance with Section 2 of this Article and is approved as provided in Section 3 of this Article.

Section 9. Special Membership Interests

          In addition to common stock, certain current and former members of the Cooperative may hold Special Membership Interests created in accordance with the Certificate of Incorporation. Such Special Membership Interests shall be transferable only by inheritance upon the death of the holder thereof or with the prior written consent of the Cooperative in its sole discretion and shall have only those rights, preferences and powers specified in the Certificate of Incorporation.

Article III: Meetings of Members

Section 1. Meetings of Members

(a)
Annual, special and regional meetings of members of the Cooperative shall be held at such time and place and upon such terms and conditions as shall be determined by the Board of Directors. Written notice of the time, place and any particular known business to be transacted at such meeting shall be given by mailing, not less than ten nor more than fifty days prior to the meeting, postage prepaid, a copy of such notice directed to each eligible voter at his address as it appears on the books of the Cooperative.

(b)
The Board of Directors may direct that, in lieu of or in addition to a single annual or special meeting of members, one or more regional membership meetings be held in the regions, or in combinations of the regions, designated by the Board of Directors. Such regional meetings shall be conducted as provided in this Article and as otherwise determined by the Board of Directors.

(c)
Should the Board of Directors direct the holding of regional meetings of members as herein provided, then notice of such meetings shall be given to all members in each region in the manner provided in Section 1(a) of this Article. If so requested by the Board of Directors, at a regional meeting the members shall from their number elect a delegate and alternate delegate (who shall act if the delegate is unable to serve) to represent the members at any meeting of delegates. Delegates and alternate delegates shall be selected and authorized to act as follows:

	(1)	Delegates and alternate delegates shall be nominated and elected in the same manner as provided herein for the nomination and election of regional directors.

	(2)	Delegates and alternate delegates shall be elected for a term of one year, or until their successors have been duly elected and qualified. At all meetings of delegates a majority of the delegates (or any alternate delegates if they are serving instead of the delegates) shall constitute a quorum.

	(3)	Any action required to be taken by the entire membership of the Cooperative may, if requested by the Board of Directors, be taken in their behalf by the delegates at a meeting of delegates.

(4)
To the maximum extent possible, the members shall at regional meetings instruct their delegates as how to vote at any meeting of delegates. At any meeting of delegates each delegate shall, as to all matters voted upon by members at a regional meeting, have a number of votes equal to the total votes cast by the members in his region at such regional meeting, and he shall cast those votes in the same manner as those votes were cast at the regional meeting.

(5)
As to any matter properly submitted to a meeting of delegates which has not been voted upon by members at a regional meeting, each delegate shall cast in a manner which he believes to be in the best interest of the Cooperative all votes available to be cast by the members in the region represented by such delegate.

Section 2. Special Meetings

          A special meeting of members or delegates may be called by a majority of the Board of Directors or of the members. Notice of such special meeting, specifying the time, place and purpose for which it is called, shall be given to each member (or if a delegate meeting is called, to each delegate) in the manner provided in Section 1(a) of this Article.

Section 3. Quorum & Voting

(a)
At all meetings of the members, the members present shall constitute a quorum. At any annual, special or regional meeting of members, duly called in accordance with these Bylaws and applicable law, the written vote of an absent member signed by him shall be received and counted, provided he shall have been previously notified in writing of the substance of the motion or resolution upon which such vote is taken. At all annual and special meetings of members and all regional meetings of members with respect to the election of directors, delegates and alternate delegates, all decisions (except decisions on matters otherwise regulated by statute or otherwise governed by these bylaws) shall be determined by the majority vote of the members present in person or voting by mail as herein provided. At all regional meetings of members other than those as they relate to the election of directors, delegates or alternate delegates, all decisions (except decisions on matters otherwise regulated by statue or otherwise governed by these bylaws) shall be determined by the majority vote of the aggregate number of members present in person or voting by mail as herein provided at all such regional meetings, taken in the aggregate.

(b)	All voting by members and delegates shall be as described in these Bylaws, and voting by proxy shall not be permitted.

(c)	The delegates may take action without a meeting upon the unanimous written consent of all of the delegates.

Section 4. Inspectors of Election

          Two inspectors of election shall be appointed by the chairman of the meeting at each annual meeting or regional meeting of members to serve for that meeting. If any inspector shall not be present or shall decline to serve, the chairman shall appoint an inspector to fill his place.

Section 5. Voting Rights of Special Membership Interests

          In the event that the holders of Special Membership Interests have voting rights on any matter pursuant to the Certificate of Incorporation, they shall receive notice of and be entitled to attend the meeting of members or Board of Directors at which such matter is considered. The holders of Special Membership Interests shall vote separately as a class on the matter in question, with each such holder having one vote regardless of the face value of his Special Membership Interest. At the meeting, the written vote of an absent holder signed by him shall be received and counted along with the votes cast in person, and the presence, in person or by written ballot, of a majority of the total number of holders of Special Membership Interests shall constitute a quorum. All decisions shall be determined by a majority vote of the aggregate number of holders of Special Membership Interests present in person plus those voting by written ballot, provided that a quorum is present at the time of the vote.

Article IV. Directors

Section 1. Number of Directors

          There shall be no fewer than eleven (11) nor more than eighteen (18) directors of the Cooperative, with the exact number to be determined from time to time by resolution of the Board.

Section 2. Term of Office

          Except as provided in Section 5(b) and (c) of this Article, directors shall serve for the term of three (3) years or until their successors shall have been duly elected and qualified.

Section 3. Election of Directors

(a)	Directors shall be chosen by a plurality of the votes cast at any meeting called for that purpose, and substantially one-third (1/3) of their number shall be elected each year.

(b)
The Board of Directors shall divide the territorial area in which the Cooperative operates into regions and shall designate the number of directors to be elected from each region so as to attain reasonably balanced regional representation on the Board of Directors based upon the value of raw product delivered by the members in each region. The Board of Directors may in its discretion further divide any region into districts within the region.

(c)
The Board of Directors may appoint a number of Directors no greater than one-fifth (1/5) of the entire number of Directors to represent primarily the interest of the general public in the Cooperative. Such directors need not be members of the Cooperative.

(d)
The members in each region shall elect the director or directors for that region. In any region which is divided into districts, the members in each district shall elect the directors from that district.

Section 4. Nomination of Directors

(a)
The members of each region of the Cooperative shall elect a nominating committee for their region. In any region which is divided into districts there shall be a nominating committee for each district elected by the members of the district. Each committee member shall serve for a two-year term with substantially one-half of the membership of the committee elected each year.

(b)
Directors representing each region or district shall be nominated by the regional or district nominating committees formed pursuant to these Bylaws. Additional nominations of directors may otherwise be made only by members from the floor of the meeting at which directors are to be elected.

(c) All nominees for director, to be validly nominated must meet such qualifications for office as are established under these Bylaws or by law.

Section 5. Revision of Regional Representation

(a)
Should there be major shifts in the geographical distribution of members or the production of raw products delivered to the Cooperative, the Board of Directors shall redistribute the number of Directors representing one or more regions or shall revise the boundaries of one or more regions so as to maintain reasonably balanced regional representation on the Board of Directors based upon the value of raw product delivered in each region.

(b)
In case the number of Directors representing a region is to be reduced by a redistribution as provided in Section 5(a), then in order to facilitate that reduction the Board of Directors may request (but not compel) the resignation as a director of all directors from the region (or from a district within a region) affected whose terms will not have expired as of the time such reduction is to become effective.

(c)
In acting pursuant to this Section 5, the Board of Directors may request the nominating committees for the affected regions or districts to nominate members for election to those vacant directorships which the region or district may be entitled to elect after the redistribution of director representation as provided in this Section 5. At a meeting of the members of the affected region or district called upon such terms as may be determined by the Board of Directors, directors may be elected to fill such vacant directorships as the members of the affected regions or districts may be entitled to elect after the redistribution of director representation as provided in this Section 5. Such directors shall be nominated for and elected to such directorships for terms of one to three years so that the terms of substantially one-third of all directors shall expire each year.

Section 6. Board Vacancies

          Vacancies in the Board of Directors occurring during the year caused by death, resignation or otherwise, may, until the next meeting of members called for the election of a successor director, be filled by a majority vote of the remaining directors at any meeting of the Board of Directors. Vacancies shall be filled by members from the region or district in which the vacancy occurs.

Section 7. Compensation

          Directors, as such, shall not receive any stated salary, but as fixed by resolution of the Board of Directors, a stated sum and expenses of attendance may be allowed for such meetings as they necessarily attend in behalf of the Cooperative.

Section 8. Power of Directors

          Subject to the provisions of the Certificate of Incorporation and of these Bylaws, the business of the Cooperative shall be managed and conducted by the Board of Directors. The Board may adopt rules and regulations for the conduct of its meetings and for the management of the affairs of the Cooperative and may adopt additional bylaws consistent with the laws of the State of New York and with these Bylaws, provided such additional bylaws are submitted for the approval of members at the next annual meeting, or at the next regional meeting of members held in lieu of an annual meeting, or at a special meeting called for such purpose.

Section 9. Committees of the Board

          The Board of Directors, by resolution adopted by a majority of the entire board, may designate from among its members an executive committee and other committees, each consisting of three or more directors, and each of which, to the extent provided in such resolution, shall have all the authority of the Board, except as to the following matters:

(a)	The submission to members of any action that by law requires authorization of members;

(b)	The filling of vacancies in the Board of Directors or in any committee;

(c)	The fixing of compensation of any director for serving on the Board or on any committee;

(d)	The amendment or repeal of the Bylaws, or the adoption of new bylaws; and

(e)	The amendment or repeal of any resolution of the Board of Directors which by its terms shall not be so amendable or repealable.

          The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee. Each such committee (and each member of such committee) shall serve at the pleasure of the Board of Directors.

          Each committee, by resolution adopted by a majority of the entire committee, may appoint subcommittees and each such subcommittee may be referred to as a “committee” of the Board. Such subcommittees, to the extent provided in the resolution, shall have the authority of the Board, except as to the matters enumerated in (a) – (e) above.

Article V: Meetings of Directors

Section 1. Place of Meetings

          All meetings of the Board of Directors shall be held at the principal office of the Cooperative or at such other places as the Board of Directors, from time to time, may determine.

Section 2. Regular Meetings

          Regular meetings of the Board of Directors shall be at such time as may be fixed by the directors for regular meetings.

Section 3. Special Meetings

          Special meetings of the Board of Directors may be called by the president or the secretary and shall be called by the president at any time at the request of any three directors.

Section 4. Notice

          Written notice of each regular meeting of the Board of Directors shall be mailed to each director not less than five days before each regular meeting. Notice of special meetings shall be given not less five days before the meeting, if given by mail, or three days before the meeting, if given by telephone or telegram, and such notice shall state the purpose of the meeting. No other business shall be transacted at a special meeting except with the unanimous consent of all directors. Notice of meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior to the meeting or at its commencement, the lack of notice to him.

Section 5. Quorum

          A majority of all the directors shall constitute a quorum for the transaction of business at any meeting.

Section 6. Official Acts of the Board

          Each of the official acts of the Board of Directors shall be by a majority vote of the directors present at any duly convened meeting. The Board may take action without a meeting upon the unanimous written consent of all the Directors.

Article VI: Officers

Section 1. Officers and Agents

(a)
The officers of the Cooperative shall be a president, a vice president, a secretary, a treasurer, and a general manager, who shall be elected by the Board of Directors immediately after each annual meeting of members or delegates. Any two of the aforesaid offices, except those of president and secretary, may be held by the same person.

(b)	The Board may elect such other officers as it shall deem necessary, who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board.

Section 2. Term of Office

          The officers of the Cooperative shall hold office for one year and until their successors are chosen and qualify in their stead. Any officer may be removed at any time by the affirmative vote of a majority of the directors. If any office becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 3. President

          The president shall be a member and director of the Cooperative; he shall preside at all meetings of members, delegates and directors.

Section 4. Vice President

          The vice president shall be a member and director of the Cooperative, in the absence or disability of the president, he shall perform the duties and exercise the power of the president. He shall also perform such other duties as the Board of Directors shall prescribe.

Section 5. Secretary The secretary shall attend all meetings of the Board of Directors and of the members or delegates and shall

(a)	give or cause to be given a notice of all meetings of members, shareholders, delegates and the Board of Directors,

(b)	record or cause to be recorded all votes and minutes of the proceedings of such meetings,

(c)	have custody of the seal of the Cooperative and affix it to any instrument when authorized by the Board of Directors,

(d)	perform or cause to be performed such other duties as may be prescribed by the Board of Directors.

Section 6. Treasurer The treasurer shall

(a)	have custody of the funds of the Cooperative,

(b)	keep or cause to be kept full and accurate accounting of receipts and disbursements in books belonging to the Cooperative,

(c)	deposit or cause to be deposited, all money and other valuable effects in the name and to the credit of the Cooperative in such depositories as may be designated by the Board of Directors,

(d)	disburse or cause to be disbursed, the funds of the Cooperative as may be ordered by the Board of Directors, taking proper vouchers for such disbursements,

(e)	render or cause to be rendered to the president, directors and members an accounting of all his transactions as Treasurer and of the financial condition of the Cooperative,

(f)
give, or cause to be given to the Cooperative, if required by the Board of Directors, a bond in such sum or sums with such surety or sureties as shall be satisfactory to the Board, conditioned upon the faithful performance of his duties and for restoration to the Cooperative in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Cooperative.

Section 7. General Manager The General Manager shall be the chief executive officer of the Cooperative and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Article VII: Commodity Committees

Section 1. Formation

          There shall be a commodity committee representing the member(s) for each of the major crops produced for the Cooperative as determined by the Board of Directors.

Section 2. Committee Members

          The number, distribution, and method of election of committee members, each of whom shall be a member of the Cooperative, shall be determined by the Board of Directors.

Section 3. Purpose

          Commodity Committees are charged with the responsibility of counseling and advising the Board of Directors and officers and management of the Cooperative on matters generally associated with the specific crop, the growers of which they represent. The committees shall also act in matters referred to them by the membership committee under Article II, Section 4 hereof, and shall have such other functions as may be delegated by the Board.

Article VIII: Investment Summaries and Shares of Stock

Section 1. Certificates of Stock

          The Shares of capital stock of the Cooperative shall be either represented by certificates or uncertificated, and shall be issued and transferred pursuant to and in accordance with the Cooperative’s Bylaws and the provisions of New York Business Corporation Law, as the same may be amended or modified. The certificates of stock of the Cooperative shall be numbered and entered in the books of the Cooperative as they are issued. They shall exhibit the holder’s name and the number of shares and shall be signed by the president or vice president and the treasurer or an assistant treasurer or the secretary or an assistant secretary. The certificates of shares shall be in such form as shall be prescribed by the Board of Directors.

Section 2. Investment Summaries and Shares of Stock

          To the extent any shares of capital stock are issued in uncertificated form, then within a reasonable time after the issuance or transfer of uncertificated shares, the Cooperative shall send the registered owner thereof a written notice containing the information required on certificates by the New York Business Corporation Law, and the Cooperative shall issue, not less frequently than annually, investment summaries to each member or shareholder of the Cooperative, which shall set forth the entire interest of the member or shareholder in the Cooperative as of the date it is issued.

Section 3. Lost Certificates

          Should it appear that a stock certificate issued by the Cooperative has been lost, the Board of Directors may direct that a new certificate or certificates be issued in place of any certificates theretofore issued by the Cooperative, alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Cooperative a bond in such sum and with such surety or sureties as may direct as indemnity against any claim that may be made against the Cooperative with respect to the certificate alleged to have been lost or destroyed.

Section 4. Stock Ownership

          The Cooperative shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of New York.

Section 5. Closing of Transfer Books or Fixing of Record Date

          The Board of Directors may prescribe a period not exceeding fifty days prior to the date of meetings of the members and shareholders or prior to the last day on which the consent or dissent of members and shareholders may be effectively expressed for any purpose without a meeting, during which no transfer of stock on the books of the Cooperative may be made; or in lieu of prohibiting the transfer of stock, may fix a time not more than fifty days prior to the date of any meeting of members and shareholders or prior to the last day on which the consent or dissent of members and shareholders may be effectively expressed for any purpose without a meeting, as the time of which members and shareholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined; and all persons who were holders of record of voting stock at such time and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be. The Board of Directors may also fix a time not exceeding fifty days preceding the date fixed for the payment of any dividend or the making of any distribution, or for the delivery of evidence of rights, or evidence of interests arising out of any change, conversion or exchange of capital stock, as a record time for the determination of the members and shareholders entitled to receive any such dividend, distribution, rights or interests, or at its option, in lieu of so fixing a record time, may prescribe a period not exceeding fifty days prior to the date for such payment, distribution or delivery during which no transfer of stock on the books of the Cooperative may be made.

Article IX: Processing and Marketing

Section 1. Agent Growers

          A member of the Cooperative may on a temporary basis contract with another grower who may, but need not be, a member of the Cooperative, to fulfill all or a part of the member’s obligation to deliver crops to the Cooperative, provided such agreement is approved by the Membership Committee of the Board of Directors. Such grower shall be referred to as an “agent grower.”

Section 2. Delivery of Members’ Products

          It shall be the duty of every member and agent grower to deliver his crops to the Cooperative for marketing in accordance with the terms and conditions of, and in the amounts specified in, the general marketing agreement, the annual crop agreements, or any agreement between him and the Cooperative. It shall be the duty of the Cooperative to receive and market such crops in accordance with the terms and conditions of all such agreements.

Section 3. Cooperative’s Control

          All handling of the products of members and agent growers produced under agreement with the Cooperative shall upon delivery to the Cooperative be under the full and exclusive control of the Cooperative and its agents and representatives, and the Cooperative shall have the full and unqualified right to take title to such products and process, sell, mortgage, pledge or otherwise encumber, dispose of or transfer them and to sue on, enforce and compromise any rights or claims arising out of any transaction involving such products. No member or agent grower shall have any rights or shall exercise any control over any products delivered by virtue of having furnished such products, other than as may be expressly provided in these Bylaws or in any agreement with the Cooperative.

Section 4. Liens

          The Cooperative shall have a lien upon all of the products of any member or agent grower to be marketed through the Cooperative, whether harvested or growing, and upon all sums payable to the member or agent grower, as security for the payment to the Cooperative of all sums owing from such member or agent at any time, including the sums due as damages pursuant to any crop purchase or other agreement.

Section 5. Non-Member Dealings

          The Cooperative shall have the right to handle the products of, provide services to, or otherwise deal with non-members upon such terms and conditions as the Board of Directors may from time to time determine, but the total value of all such products, services and dealings shall not exceed the total value of the business transacted with or for its members.

Section 6. Other Activities

          The Cooperative shall have the right to engage in such other activities, including but not limited to, the furnishing of equipment and supplies to members and agent growers, research and advertising, as may be conducive to the attainment of its purposes.

Article X: Proceeds and Disposition of Proceeds

Section 1. Commercial Market Value

          The commercial market value of each crop marketed through the Cooperative shall be determined pursuant to the amended and restated Marketing and Facilitation Agreement with Agrilink Foods, Inc. dated August 19, 2002.

Section 2. Pools

          The Cooperative shall operate with a single pool, unless the Board of Directors determines that additional pools are advisable. The term “pool” means the grouping together each fiscal year, for accounting purposes, of the operations concerned with the determination of proceeds derived from a commodity or group of commodities.

Section 3. Patronage Proceeds

          The patronage proceeds of the Cooperative shall be its gross receipts derived from sources which under law qualify as patronage income, including income from the sale of raw products and all income from other patronage sources, less its operating expenses properly attributable to the production of such patronage income, including overhead, interest, dividends on capital stock to the extent funded from current earnings, maintenance, depreciation, obsolescence, depletion, bad debts, and other proper costs, all as determined by the Board of Directors in accordance with regular business practices and sound accounting principles. Capital gains and capital losses shall be distributed as determined by the Board of Directors in its discretion after considering the current federal income tax law and regulations.

Section 4. Members’ Share of Patronage Proceeds; Reduction of Commercial Market Value

          Each member’s and each agent grower’s pro rata share of the patronage proceeds shall be determined annually by dividing the patronage proceeds by the total raw product value (commercial market value times total quantity delivered); this gives the percent of commercial market value earned. The multiplication of that percentage by the raw product value delivered by each member and agent grower determines the pro rata share of patronage proceeds of each member and agent grower.

          Subject to the penultimate paragraph of this Section 4, in any year in which patronage proceeds as determined pursuant to Sections 3, 4 and 8 are less than commercial market value determined pursuant to Section 1, there shall be paid or allocated to each member and agent grower as the purchase price for his crops as provided in Section 5 only the amount of commercial market value as determined pursuant to Section 1 reduced by the amount equal to each member’s or agent grower’s share of the difference between such commercial market value and the patronage proceeds. In addition, in any such year in which patronage proceeds are less than commercial market value, there shall be paid or allocated to each member and agent grower his share of funds available for such payment or allocation pursuant to any commercial market value stabilization program adopted by the Board of Directors, up to a total payment or allocation of full commercial market value as determined under Section 1 or the maximum amount available under the program, whichever is less.

          In any year in which patronage proceeds as determined pursuant to Sections 3, 4 and 8 are less than commercial market value determined pursuant to Section 1, any reduction in accordance with the preceding paragraph of this Section 4 shall be accomplished as determined by the Board of Directors of the Cooperative.

          Notwithstanding any provision herein to the contrary, the Board of Directors of the Cooperative may elect to retain a portion or all of the patronage proceeds otherwise payable as necessary for the operations of the Cooperative and for the establishment of such reserve funds as the Board of Directors deems fair and reasonable. The patronage proceeds so retained shall be allocated among the members and agent growers entitled thereto, and the Cooperative shall cause written notice of such allocation to be sent to each such member and agent grower.

          Notwithstanding any provision herein to the contrary, if at any time after August 19, 2002 the Cooperative receives any capital gain from or as a result of (i) the sale or other disposition of all or substantially all of the stock of Agrilink Foods, Inc. (or any successor by merger on or before August 19, 2002) (“Agrilink”) held by the Cooperative, (ii) the sale, lease, exchange or transfer of all or substantially all of the assets of Agrilink, (iii) the consolidation or merger of Agrilink with or into one or more other corporations, or (iv) the liquidation, dissolution or winding up of Agrilink ((i), (ii), (iii) and (iv) each being referred to as an “Event”), such gain shall be paid and/or allocated to the current and former members of the Cooperative in proportion to their respective aggregate patronage deliveries of crops to the Cooperative during the period commencing on June 30, 2002 and ending on the date of the Event, as determined by the Board of Directors.

Section 5. Payment or Allocation of Patronage Proceeds

          Without any further action on the part of any officer or the Board of Directors of the Cooperative, the Cooperative shall be absolutely liable for the payment or allocation as herein provided to each member and agent grower of the pro rata share of patronage proceeds of each member and agent grower determined pursuant to Section 4, except to the extent the Certificate of Incorporation requires a different allocation or payment.

Such payment or allocation shall be accomplished annually within eight and one-half months of the close of the fiscal year of the Cooperative.

Section 6. Retention of Patronage Proceeds

          In any year in which patronage proceeds as determined pursuant to Sections 3, 4, and 8 are greater than commercial market value determined pursuant to Section 1, and upon such terms and conditions and in such amounts as are deemed advisable in the discretion of the Board of Directors, a portion or all of the patronage proceeds may be retained in the Cooperative for use as working capital or for such other purposes as may be determined by the Board of Directors. The patronage proceeds so retained shall be allocated among the members and agent growers entitled thereto, and the Cooperative shall cause written notice of such allocation to be sent to each such member and agent grower. Subject to any limitations or restrictions that may be imposed in the financing documents, the balance of the patronage proceeds not so retained shall be paid in cash.

Section 7. Taxable Income of Members

          Each member of the Cooperative, and, as applicable, each agent grower as described in Article IX, Section 1, shall take into account, pursuant to Section 1385 and 1388 of the Internal Revenue Code of 1986 as amended, the stated dollar amount of any and all written notices of allocation received from the Cooperative and shall include such stated dollar amount in his gross income for tax purposes for the year in which such written notice of allocation is received.

Section 8. Non-Patronage Proceeds

          The non-patronage proceeds of the Cooperative shall be its gross receipts derived from all sources which under law do not qualify as patronage income, less all expenses properly attributable to the production of such non-patronage income. Non-patronage proceeds shall be used in behalf of the Cooperative and its members in accordance with such lawful purposes as may be determined by the Board of Directors. In any year in which non-patronage expenses exceed non-patronage income so that there is a loss from the non-patronage activities of the Cooperative, such non-patronage loss shall be deducted from patronage proceeds determined in accordance with Sections 3 and 4 of this article before payment and allocation of patronage proceeds is made pursuant to Sections 5 and 6 of this article.

Section 9. Dissolution.

(a)
Upon dissolution or other termination of the Cooperative or its business, after the payment of all debts, amounts allocated to members and agent growers but retained by the Cooperative shall be paid in full, or on a pro rata basis without priority, before any liquidating dividends are declared on or with respect to capital stock of the Cooperative and before any liquidating payments are made with respect to the Special Membership Interests.

(b)
After the payments provided for above in subsection (a), the holders of the Cooperative’s preferred stock (the “Preferred Stock”) shall be entitled to be paid, before any sums shall be paid or any assets distributed to holders of common stock out of assets of the Cooperative available for distribution to holders of the Cooperative’s capital stock and before any liquidating payments are made with respect to the Special Membership Interests, their liquidation amounts or preferences as provided in the Cooperative’s Certificate of Incorporation.

(c)
After payments to the holders of Preferred Stock, and subject to the preferences upon liquidation, dissolution or winding up of the holders of Preferred Stock, holders of each share of common stock shall be entitled to be paid, before any liquidating payments are made with respect to the Special Membership Interests, out of the assets of the Cooperative available for distribution to holders of the Cooperative’s capital stock, the sum of $5.00 (plus declared but unpaid dividends) per share of common stock. If the assets of the Cooperative are insufficient to permit payment in full to holders of common stock as provided in this Section 9(c), then the entire assets of the Cooperative available for distribution shall be distributed ratably among the holders of the common stock according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(d)	After the payments provided for above in subsection (c), the holders of Special Membership Interests shall be entitled to be paid in accordance with the Cooperative’s Certificate of Incorporation.

(e)
After the payments provided for above in subsection (d), all remaining assets available for distribution shall be distributed to the members and former members of the Cooperative in proportion to their respective patronage deliveries of crops to the Cooperative during the preceding six fiscal years.

Section 10. Guarantee

          The Cooperative may, by resolution of the Board of Directors, guarantee and endorse the notes, checks, drafts or borrowings of any other corporation, and any bank or trust company shall be fully protected under any such guarantee or endorsement upon receipt of a copy of any such resolution duly certified by the secretary of the Cooperative.

Section 11. Fiscal Year

          The fiscal year of the Cooperative shall be as determined from time to time by the Board of Directors of the Cooperative.

Article XI: Dividends

Section 1. Declaration

          Dividends upon the capital stock or Special Membership Interests of the Cooperative may be declared by the Board of Directors at any regular or special meeting, subject to the provisions of law and of the Certificate of Incorporation relating thereto.

Article XII: Miscellaneous Provisions

Section 1. Seal

          The seal of the Cooperative shall be circular in form and contain the name of the Cooperative, the year of its organization and the words, “Corporate Seal, New York”. The seal may be used by causing it to be impressed directly on the instrument or writing to be sealed, or upon an adhesive substance affixed thereto. The seal on any corporate instrument may be a facsimile, engraved or printed.

Section 2. Roberts Rules of Order

          To the extent that issues concerning the operation of the Cooperative are not resolved by law, the Certificate of Incorporation, or these Bylaws, are to be determined in accordance with the most recent edition of Roberts Rules of Order published at the time such issue arises.

Section 3. Amendments

          These Bylaws may be amended by the Board of Directors as set forth in Article IV, Section 8, hereof, and may also be amended or repealed, or new bylaws adopted, at any meeting of members or delegates by the affirmative vote of two-thirds of the votes cast by the members voting, either in person or by mail, providing the substance of the proposed amendment has been inserted in the notice of such meeting. In addition, the holders of Special Membership Interests shall be entitled to vote on Bylaw amendments to the extent provided in the Cooperative’s Certificate of Incorporation.